Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Acucela Inc. 2014 Equity Incentive Plan of our reports dated March 30, 2015, with respect to the financial statements of Acucela Inc. and the effectiveness of internal control over financial reporting of Acucela Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

August 24, 2015